Exhibit 10.2

MINDEN BANCORP, INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), between Minden Bancorp, Inc., a Louisiana corporation (the “Corporation”), and Jack E. Byrd, Jr. (the “Executive”), is hereby effective as of January 10, 2012.

WHEREAS, the Executive is presently an officer and currently employed as President and Chief Executive Officer of the Corporation and MBL Bank, a Louisiana-chartered building and loan association, the Corporation’s wholly owned subsidiary (the “Bank” and together with the Corporation, the “Employers”);

WHEREAS, the Executive is concurrently entering into a separate employment agreement with the Bank;

WHEREAS, the Corporation desires to assure itself of the continued availability of the Executive’s services as provided in this Agreement;

WHEREAS, the Corporation is willing to serve the Corporation on the terms and conditions hereinafter set forth; and

WHEREAS, the Agreement is in full compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Annual Compensation.  The Executive’s “Annual Compensation” for purposes of this Agreement shall be deemed to mean the highest level of aggregate (i) base salary, (ii) cash  incentive compensation and (iii) the value of restricted stock awards and stock options granted to the Executive by the Employers or any subsidiary thereof which vested during the calendar year in which the Date of Termination occurs (determined on an annualized basis) or either of the two calendar years immediately preceding the calendar year in which the Date of Termination occurs. For purposes of calculating Annual Compensation, the value of vested restricted stock awards shall be the fair market value thereof on the date of vesting.  With respect to vested stock options, the value shall be the grant date value of such vested options.

(b)           Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)           Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

(d)           Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder; provided, however, the Second-Step Conversion shall not be deemed to constitute a Change in Control.

(e)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)           Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(g)           Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(h)           Good Reason.  “Good Reason” means the occurrence of any of the following events:

(i) any material breach of this Agreement by the Corporation, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities as prescribed in Section 2, or (C) any requirement that the Executive report to a corporate officer or employee of the Corporation instead of reporting directly to the Board of Directors of the Corporation; or

(ii) any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Corporation within ninety (90) days of the initial existence of the condition creating the basis for termination for Good Reason, describing the existence of such condition, and the Corporation shall thereafter have the right to remedy the condition within thirty (30) days of the date the Corporation received the written notice from the Executive.  If the Corporation remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Corporation does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(i)           Notice of Termination.  Any purported termination of the Executive’s employment by the Corporation for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Corporation’s termination of the Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 11 hereof.

(j)           Retirement.  “Retirement” shall mean voluntary termination by the Executive of his employment in accordance with the Bank’s retirement policies, including early retirement, generally applicable to its salaried employees.

2.           Term of Employment.

(a)           The Corporation hereby employs the Executive as President and Chief Executive Officer, and the Executive hereby accepts said employment and agrees to render such services to the Corporation on the terms and conditions set forth in this Agreement.  The term of this Agreement shall be a period of three years commencing as of January 10, 2012 (the “Commencement Date”), and ending on the third anniversary of the Commencement Date, plus such extensions, if any, as are granted pursuant to this Section 2(a) hereof (the "Employment Period").  Except as provided in Section 2(b), prior to the first annual anniversary of the Commencement Date and each annual anniversary thereafter, the Board of Directors of the Corporation shall consider and review (after taking into account all relevant factors, including the Executive’s performance) a one-year extension of the term of this Agreement, and the term shall continue to extend each year (beginning with the first annual anniversary date) if the Board of Directors approves such extension unless the Executive gives written notice to the Corporation of the Executive’s election not to extend the term, with such notice to be given not less than fifteen (15) days prior to any such anniversary date.  If the Board of Directors elects not to extend the term, it shall give written notice of such decision to the Executive not less than fifteen (15) days prior to any such anniversary date.  If the Agreement is not extended as of any anniversary date, then this Agreement shall terminate at the conclusion of its remaining term.  References herein to the term of this Agreement shall refer both to the initial term and successive terms.

(b)           Nothing in this Agreement shall be deemed to prohibit the Corporation at any time from terminating the Executive's employment during the Employment Period for any reason, provided that the relative rights and obligations of the Corporation and the Executive in the event of any such termination shall be determined under this Agreement.

(c)           During the term of this Agreement, the Executive shall serve as the principal executive officer and manage the operations of the Corporation and oversee the officers that report to him.  The Executive shall also oversee the implementation of the policies adopted by the Board of Directors of the Corporation and shall report directly to the Board of Directors.  In addition, the Executive shall perform such executive services for the Corporation as may be consistent with his titles and from time to time assigned to him by the Corporation’s Board of Directors.

3.           Compensation and Benefits.

(a)           The Bank and the Corporation shall compensate and pay the Executive for his services during the term of this Agreement at a minimum aggregate base salary of $200,000 per year (“Base Salary”), allocated in accordance with Section 3(e) hereof, which may be increased from time to time in such amounts as may be mutually determined by the Boards of Directors of the Bank and the Corporation and may not be decreased without the Executive’s express written consent.  In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments, restricted stock awards and stock options as may be determined by the Board of Directors of the Bank and the Corporation.

(b)           During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Corporation.  The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)           During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Corporation.  The Executive shall not be entitled to receive any additional compensation from the Corporation for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Corporation.  During the term of this Agreement, the Employers shall provide the Executive with an automobile allowance of not less than $750 per month or an automobile for the Executive’s use. In the event an automobile is provided, it shall be comparable to that which is currently being driven by the Executive. The Bank and the Corporation shall be responsible and shall pay for all fuel, allocated in accordance with Section 3(e) hereof.

(d)     (i)            In the event the Executive’s employment is terminated due to Disability or Retirement, the Corporation shall provide continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Employers for the Executive and his spouse immediately prior to his termination; provided further that if the Executive’s participation in any group insurance plan is barred, the Corporation shall either arrange to provide the Executive and his spouse with insurance benefits substantially similar to those which the Executive and his spouse were entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within ten (10) business days following the Date of Termination based on the annualized rate of premiums being paid by the Corporation as of the Date of Termination.  In the event of the Executive’s death during the term of this Agreement, the Employers shall provide to the Executive’s spouse for the remaining term of this Agreement continued medical, dental and disability coverage substantially identical to the coverage maintained by the Employers for the Executive immediately prior to his death.  If the Executive’s spouse’s participation in any group insurance plan is barred, the Corporation shall either arrange to provide his spouse with insurance benefits substantially similar to those which the Executive and his spouse were entitled to receive at the time of Executive’s death under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within ten (10) business days following the Date of Termination based on the annualized rate of premiums being paid by the Corporation as of the Date of Termination.  The coverage provided by this Section 3(d) shall cease upon the expiration of the remaining term of this Agreement.

(ii)           in the event that the Executive's or his spouse’s (in the event of his death) participation in any plan, program or arrangement as provided in subparagraph (i) of this Section 3(d) is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, then the Corporation shall arrange to provide the Executive or his spouse, as applicable, with benefits substantially similar to those which the Executive or his spouse, as applicable, was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination, except that subparagraph (iii) below shall be applicable if the alternative benefits would still trigger the payment of an excise tax under Section 4980D of the Code;

(iii)           in the event that the continuation of any insurance coverage pursuant to Section 3(d)(i) above would trigger the payment of an excise tax under Section 4980D of the Code, then in lieu of providing such coverage, the Corporation shall pay to the Executive or his spouse, as applicable, within ten (10) business days following the Date of Termination (or within ten (10) business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Corporation of providing such coverage to the Executive, or his spouse, as applicable, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year;

(iv)           any insurance premiums payable by the Corporation pursuant to Section 3(d)(i) or (ii) shall be payable at such times and in such amounts as if the Executive was still an employee of the Corporation (except that the Corporation shall also pay any employee portion of the premiums unless such payment would trigger the payment of an excise tax under Section 4980D of the Code), subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Corporation in any taxable year shall not affect the amount of insurance premiums required to be paid by the Corporation in any other taxable year.

(e)           The Executive's compensation, benefits, severance and expenses shall be paid by the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on behalf of the Corporation and the Bank, respectively.  No provision contained in this Agreement shall require the Corporation to pay any portion of the Executive’s compensation, benefits, severance and expenses required to be paid by the Bank pursuant to this Agreement or the agreement of even date being entered into between the Bank and the Executive.

4.           Expenses.  The Corporation shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Corporation, including, but not by way of limitation, automobile expenses and other traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Corporation.  If such expenses are paid in the first instance by the Executive, the Corporation shall reimburse the Executive therefor.  Such reimbursements and payments shall be made promptly by the Corporation and, in any event, no later than March 15 of the year immediately following the year in which such expenses were incurred.

5.           Termination.

(a)           The Corporation shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)           In the event that (i) the Executive’s employment is terminated by the Corporation for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)           In the event that the Executive’s employment is terminated as a result of Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination, except as provided for in Section 3(d) hereof.

(d)        In the event that prior to a Change in Control (x) the Executive’s employment is terminated by the Corporation for other than Cause, Disability, Retirement or the Executive’s death or (y) such employment is terminated by the Executive for Good Reason, then the Corporation shall:

(i)           pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to two (2) times the Executive’s Annual Compensation paid by the Corporation;

(ii)           maintain and provide for a period ending at the earlier of (A) the expiration of the remaining term of employment as of the Date of Termination before giving effect to the Notice of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (ii)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance and disability insurance offered by the Corporation in which the Executive was participating immediately prior to the Date of Termination, subject to subparagraphs (iii) and (iv) below;

(iii)           in the event that the Executive's participation in any plan, program or arrangement as provided in subparagraph (ii) of this Section 5(d) is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, then the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination, except that subparagraph (iv) below shall be applicable if the alternative benefits would still trigger the payment of an excise tax under Section 4980D of the Code;

(iv)           in the event that the continuation of any insurance coverage pursuant to Section 5(d)(iv) above would trigger the payment of an excise tax under Section 4980D of the Code, then in lieu of providing such coverage, the Corporation shall pay to the Executive within ten (10) business days following the Date of Termination (or within ten (10) business following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Corporation of providing such coverage to the Executive, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year;

(v)           any insurance premiums payable by the Corporation pursuant to Section 5(d)(ii) or (iii) shall be payable at such times and in such amounts as if the Executive was still an employee of the Corporation (except that the Corporation shall also pay any employee portion of the premiums unless such payment would trigger the payment of an excise tax under Section 4980D of the Code), subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Corporation in any taxable year shall not affect the amount of insurance premiums required to be paid by the Corporation in any other taxable year; and

(vi)           pay to the Executive, in a lump sum as of the Date of Termination, a cash amount equal to the projected cost to the Corporation of providing benefits to the Executive until the expiration of the remaining term of employment as of the Date of Termination before giving effect to the Notice of Termination pursuant to any other employee benefit plans, programs or arrangements offered by the Corporation in which the Executive was entitled to participate immediately prior to the Date of Termination (other than (i) stock option and restricted stock plans of the Corporation, (ii) bonuses and other items of cash compensation included in Annual Compensation and (iii) other benefits, or portions thereof, included in Annual Compensation), with the projected cost to the Corporation to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs and with any automobile-related costs to exclude any depreciation on Corporation-owned automobiles.

(e)           In the event that subsequent to a Change in Control the Executive’s employment is terminated (x) by the Corporation for other than Cause, Disability, Retirement or the Executive’s death, or (y) by the Executive for Good Reason, then the Corporation shall:

   (i)           pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to three (3) times the Executive’s Annual Compensation;

   (ii)           maintain and provide for a period ending at the earlier of (A) the expiration of the remaining term of employment as of the Date of Termination before giving effect to the Notice of Termination or (B) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (ii)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance in which the Executive was participating immediately prior to the Date of Termination, subject to subparagraphs (iii), (iv) and (v) below;

   (iii)           in the event that the Executive's participation in any plan, program or arrangement as provided in subparagraph (ii) of this Section 5(e) is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, then the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination, except that subparagraph (iv) below shall be applicable if the alternative benefits would still trigger the payment of an excise tax under Section 4980D of the Code;

   (iv)           in the event that the continuation of any insurance coverage pursuant to Section 5(e)(iii) above would trigger the payment of an excise tax under Section 4980D of the Code, then in lieu of providing such coverage, the Corporation shall pay to the Executive within ten (10) business days following the Date of Termination (or within ten (10) business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Corporation of providing such coverage to the Executive, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year;

   (v)           any insurance premiums payable by the Corporation pursuant to Section 5(e)(ii) or (iii) shall be payable at such times and in such amounts as if the Executive was still an employee of the Corporation (except that the Corporation shall also pay any employee portion of the premiums unless such payment triggers the payment of an excise tax under Section 4980D of the Code), subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Corporation in any taxable year shall not affect the amount of insurance premiums required to be paid by the Corporation in any other taxable year; and

   (vi)           pay to the Executive, in a lump sum as of the Date of Termination, a cash amount equal to the projected cost to the Corporation of providing benefits to the Executive until the expiration of the remaining term of employment as of the Date of Termination before giving effect to the Notice of Termination pursuant to any other employee benefit plans, programs or arrangements offered by the Corporation in which the Executive was entitled to participate immediately prior to the Date of Termination (other than (i) stock option and restricted stock plans of the Employers, (ii) bonuses and other items of cash compensation included in Annual Compensation and (iii) other benefits, or portions thereof, included in Annual Compensation), with the projected cost to the Corporation to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs, and with any automobile-related costs to exclude any depreciation on Corporation-owned automobiles.

6.           Payment of Additional Benefits under Certain Circumstances.

(a)           If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Corporation and the Bank (including, without limitation, the payments and benefits which the Executive would have the right to receive from the Bank pursuant to Section 5 of the Agreement between the Bank and the Executive dated as of the date hereof (the “Bank Agreement”), before giving effect to any reduction in such amounts pursuant to Section 6 of the Bank Agreement), would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Code (the “Initial Parachute Payment”), then the Corporation shall pay to the Executive, in a lump sum as of the Date of Termination, a cash amount equal to the sum of the following:

(i)           the amount by which the payments and benefits that would have otherwise been paid by the Bank to the Executive pursuant to Section 5 of the Bank Agreement are reduced by the provisions of Section 6 of the Bank Agreement;

(ii)           twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Executive's Base Amount” from the Employers with the difference between the Initial Parachute Payment and the Executive's Base Amount being hereinafter referred to as the “Initial Excess Parachute Payment”; and

(iii)           such additional amount (tax allowance) as may be necessary to compensate the Executive for the payment by the Executive of state and federal income and excise taxes on the payment provided under clause (b)(ii) above and on any payments under this clause (iii).  In computing such tax allowance, the payment to be made under clause (b)(ii) above shall be multiplied by the “gross up percentage” (“GUP”).  The GUP shall be determined as follows:

GUP	=	Tax Rate
1- Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate (including Social Security and Medicare taxes), plus any applicable excise tax rate, applicable to the Executive in the year in which the payment under clause (b)(ii) above is made, and shall also reflect the phase-out of deductions and the ability to deduct certain of such taxes.

(b)           Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in Section 280G(b)(1) of the Code is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the “Determinative Excess Parachute Payment”), then the Corporation's independent tax counsel shall determine the amount (the “Adjustment Amount”) which either the Executive must pay to the Corporation or the Corporation must pay to the Executive in order to put the Executive (or the Corporation, as the case may be) in the same position the Executive (or the Corporation, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment.  In determining the Adjustment Amount, the independent tax counsel shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive's benefit.  As soon as practicable after the Adjustment Amount has been so determined, and in no event more than thirty (30) days after the Adjustment Amount has been determined, the Corporation shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Corporation, as the case may be.

(c)           In each calendar year that the Executive receives payments of benefits that constitute a parachute amount, the Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent tax counsel of the Corporation as described above.  The Corporation shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys' fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information, with such indemnification to be paid by the Corporation to the Executive as soon as practicable and in any event no later than March 15 of the year immediately following the year in which the amount subject to indemnification was determined.  The Executive shall promptly notify the Corporation in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 6 is being reviewed or is in dispute.  The Corporation shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section 6), and the Executive shall cooperate fully with the Corporation in any such proceeding.  The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Corporation may have in connection therewith without the prior consent of the Corporation.

(d)           If the payments and benefits which the Executive would have the right to receive from the Bank pursuant to Section 5 of the Bank Agreement are reduced pursuant to Section 6 of the Bank Agreement for reasons unrelated to Section 280G of the Code, then the Corporation shall pay to the Executive, in a lump sum as of the Date of Termination, a cash amount equal to the amount by which the payments and benefits that would have otherwise been paid by the Bank pursuant to Section 5 of the Bank Agreement are reduced by the provisions of Section 6 of the Bank Agreement.

(e)           As used in this Agreement, “Base Amount” shall have the meaning set forth in Section 280G(b)(3) of the Code.

7.            Covenant Not to Compete.

(a)           Except as provided in Section 7(b) hereof, the Executive hereby covenants and agrees that, in the event of his termination of employment with the Corporation for any reason prior to the expiration of the term of this Agreement, for a period of two years following the date of his termination of employment with the Corporation, he shall not, without the written consent of the Corporation, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within Bienville, Bossier, Caddo, Claiborne or Webster Parishes, Louisiana; provided, however, that this provision shall not prohibit the Executive from owning bonds, non-voting common or preferred stock or up to five percent (5%) of the voting common stock of any such entity.

(b)           The Executive shall not be subject to the provisions of Section 7(a) if (i) the Executive is terminated by the Corporation for Cause and does not receive any further compensation or benefits from the Bank subsequent to the applicable Date of Termination or (ii) the Executive’s employment with the Corporation is terminated by the Bank or the Executive subsequent to a Change in Control.

8.           Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Sections 5(d)(2) and 5(e)(2) above.

(b)           The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Corporation pursuant to employee benefit plans of the Corporation or otherwise.

9.           Withholding.  All payments required to be made by the Corporation hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation may reasonably determine should be withheld pursuant to any applicable law or regulation.

10.           Assignability.  The Corporation may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Corporation may hereafter merge or consolidate or to which the Corporation may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Corporation hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employers:           Board of Directors
Minden Bancorp, Inc.
100 MBL Bank Drive
Minden, Louisiana  71055

To the Executive:             Jack E. Byrd, Jr.
At the address last appearing on the
personnel records of the Corporation

12.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Corporation to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Corporation may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

13.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Louisiana.

14.           Nature of Obligations.  Nothing contained herein shall create or require the Corporation to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

15.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17.           Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

18.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.           Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (the “FDIA”) (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

20.           Payment of Costs and Legal Fees and Reinstatement of Benefits.  In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (2) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.  Any payments made pursuant to this Section 20 shall be paid promptly by the Corporation and, in any event, within sixty (60) days following the resolution of such dispute or controversy.

21.           Entire Agreement.  This Agreement embodies the entire agreement between the Corporation and the Executive with respect to the matters agreed to herein.  Any and all prior agreements between the Corporation and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect. Notwithstanding the foregoing, nothing contained in this Agreement shall affect the agreement of even date being entered into between the Corporation and the Executive.

[The next page is the signature page.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

ATTEST:		MINDEN BANCORP, INC.

By:	/s/Beverly Mayfield	By:	/s/F. Dare Lott, Jr.
Name:	Beverly Mayfield		F. Dare Lott, Jr., Director
Title:	Corporate Secretary

EXECUTIVE

		By:	/s/Jack E. Byrd, Jr.
Jack E. Byrd, Jr., President/CEO